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Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated April 11, 2003, on the financial statements of Diamond Discoveries International Corp. (An Exploration Stage Company) as of December 31, 2002 and for the years ended December 31, 2002 and 2001 and the period from April 24, 2000 (date of inception) to December 31, 2002, which report appears in the Annual Report on Form 10-KSB for the year ended December 31, 2002 previously filed by Diamond Discoveries International Corp.

/s/ J.H. COHN LLP

Roseland, New Jersey
July 25, 2003

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS